Exhibit 99.4

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) presents information related to the condensed consolidated results of operations of the Company, including the impact of restructuring costs on the Company’s results, a discussion of the past results and future outlook of each of the Company’s segments, and information concerning both the liquidity and capital resources of the Company. The following discussion and analysis, which should be read in conjunction with our condensed consolidated financial statements and the notes included elsewhere in this report, contains certain forward-looking statements relating to anticipated future financial condition and operating results of the Company and its current business plans. In the future, the financial condition and operating results of the Company could differ materially from those discussed herein and its current business plans could be altered in response to market conditions and other factors beyond the Company’s control. Important factors that could cause or contribute to such differences or changes include those discussed elsewhere in this report (see “Forward-Looking Statements”) and in our most recently filed Annual Report on Form 10-K (see Item 1A. Risk Factors).

Business Environment and Outlook

Our business is directly affected by the automotive build rates in North America and Europe. It is also becoming increasingly impacted by build rates in Brazil and Asia Pacific. New vehicle demand is driven by macro-economic and other factors, such as interest rates, fuel prices, consumer confidence, employment levels, income growth trends, as well as manufacturer and dealer sales incentives.

Details on light vehicle production in certain regions for the three months ended March 31, 2012 and 2013 are provided in the following table:

(In millions of units)	2012(1,2)	2013(1)	% Change
North America	4.0	3.9	(0.7)%
Europe	5.2	4.8	(8.7)%
South America	1.0	1.0	5.4%
Asia Pacific	10.4	10.7	2.7%

(1)	Production data based on IHS Automotive, March 2013.
(2)	Production data for 2012 has been updated to reflect actual production levels.

The expected annualized light vehicle production volumes for 2013, compared to the actual production volumes for 2012 are provided in the following table:

(In millions of units)	2012(1,2)	2013(1)	% Change
North America	15.4	15.9	3.2%
Europe	19.3	18.7	(3.3)%
South America	4.3	4.5	3.9%
Asia Pacific	40.8	42.3	3.8%

(1)	Production data based on IHS Automotive, March 2013.
(2)	Production data for 2012 has been updated to reflect actual production levels.

The expected light vehicle production volume for the second quarter of 2013, compared to the actual production volumes for the second quarter of 2012 are provided in the following table:

(In millions of units)	Q2 2012(1)	Q2 2013(1)	% Change
North America	4.0	4.1	3.8%
Europe	5.0	4.8	(3.3)%
South America	1.0	1.1	10.1%
Asia Pacific	10.1	10.3	1.4%

(1)	Production data based on IHS Automotive, March 2013.

Competition in the automotive supplier industry is intense and has increased in recent years as OEMs have demonstrated a preference for stronger relationships with fewer suppliers. There are typically three or more significant competitors and numerous smaller competitors for most of the products we produce. Globalization and the importance of servicing customers around the world will continue to shape the success of suppliers going forward.

OEMs have shifted some research and development, design and testing responsibility to suppliers, while at the same time shortening new product cycle times. To remain competitive, suppliers must have state-of-the-art engineering and design capabilities and must be able to continuously improve their engineering, design and manufacturing processes to effectively service the customer. Suppliers are increasingly expected to collaborate on, or assume the product design and development of, key automotive components and to provide innovative solutions to meet evolving technologies aimed at improved fuel economy, emissions and safety.

Pricing pressure has continued as competition for market share has reduced the overall profitability of the industry and resulted in continued pressure on suppliers for price concessions. Consolidations and market share shifts among vehicle manufacturers continues to put additional pressures on the supply chain. These pricing and market pressures will continue to drive our focus on reducing our overall cost structure through lean initiatives, capital redeployment, restructuring and other cost management processes.

Results of Operations

	Three Months Ended March 31,
	2012	2013
	(dollar amounts in thousands)
Sales	$765,264	$747,577
Cost of products sold	643,606	627,264

Gross profit	121,658	120,313
Selling, administration & engineering expenses	72,040	75,094
Amortization of intangibles	3,833	3,891
Restructuring	6,094	4,760

Operating profit	39,691	36,568
Interest expense, net of interest income	(11,187)	(11,207)
Equity earnings	757	2,735
Other income (expense), net	2,947	(332)

Income before income taxes	32,208	27,764
Provision for income tax expense	8,062	7,891

Consolidated net income	24,146	19,873
Net (income) loss attributable to noncontrolling interests	(359)	828

Net income attributable to Cooper-Standard Holdings Inc.	$23,787	$20,701

Three Months Ended March 31, 2013 Compared with Three Months Ended March 31, 2012

Sales. Sales were $747.6 million for the three months ended March 31, 2013 compared to $765.3 million for the three months ended March 31, 2012, a decrease of $17.7 million, or 2.3%. Sales were negatively impacted by decreased volumes, customer price concessions and unfavorable foreign exchange of $4.8 million.

Cost of Products Sold. Cost of products sold is primarily comprised of material, labor, manufacturing overhead, depreciation and amortization and other direct operating expenses. Cost of products sold was $627.3 million for the three months ended March 31, 2013 compared to $643.6 million for the three months ended March 31, 2012, a decrease of $16.3 million or 2.5%. Raw materials comprise the largest component of our cost of products sold and represented 51% and 50% of total cost of products sold for the three months ended March 31, 2012 and 2013, respectively. The period was favorably impacted by lean savings and foreign exchange, partially offset by higher staffing costs and other expenses associated with vehicle launches.

Gross Profit. Gross profit for the three months ended March 31, 2013 was $120.3 compared to $121.7 for the three months ended March 31, 2012, a decrease of $1.4 million or 1.1%. As a percentage of sales, gross profit was 15.9% and 16.1% of sales for the three months ended March 31, 2012 and 2013, respectively. The increase in gross profit margin was driven primarily by the favorable impact of our lean and restructuring savings, partially offset by customer price concessions, higher staffing costs and expenses associated with vehicle launches.

Selling, Administration and Engineering. Selling, administration and engineering expense was $75.1 million or 10% of sales for the three months ended March 31, 2013 compared to $72 million or 9.4% of sales for the three months ended March 31, 2012. The three months ended March 31, 2013 was impacted by increased staffing and compensation expenses as we increase our research and development and engineering resources to support our growth initiatives around the world.

Restructuring. Restructuring charges decreased $1.3 million to $4.8 million for the three months ended March 31, 2013 compared to $6.1 million for the three months ended March 31, 2012. This decrease is due primarily to the timing of our various restructuring initiatives.

Interest Expense, Net. Net interest expense of $11.2 million for the three months ended March 31, 2012 and 2013 resulted primarily from interest and debt issue amortization recorded on the Senior Notes.

Other Income (Expense), Net. Other expense for the three months ended March 31, 2013 was $0.3 million, which consisted primarily of unrealized losses related to forward contracts of $0.2 million, foreign currency gains of $0.3 million and loss on sale of receivables of $0.4 million. Other income for the three months ended March 31, 2012 was $2.9 million, which consisted primarily of unrealized gains related to forward contracts of $2.8 million, foreign currency losses of $0.6 million, loss on sale of receivables of $0.2 million and miscellaneous income of $0.9 million.

Provision for Income Tax Expense. For the three months ended March 31, 2013, we recorded an income tax provision of $7.9 million on income before income taxes of $27.8 million. This compares to an income tax provision of $8.1 million on income before income taxes of $32.2 million for the same period of 2012. Income tax expense for the three months ended March 31, 2013 differs from statutory rates due to a discrete benefit for the effect of the American Taxpayer Relief Act of 2012 which retroactively reinstated the Federal Research and Development Tax Credit (as signed into law in early 2013), as well as the exclusion from U.S. federal taxable income of certain interest, dividends, rents, and royalty income of foreign affiliates, and the benefits of the credits with that income. Additionally, the income tax rate varies from statutory rates due to income taxes on foreign earnings taxed at rates lower than the U.S. statutory rate, the inability to record a tax benefit for pre-tax losses in certain foreign jurisdictions to the extent not offset by other categories of income, tax credits, income tax incentives, withholding taxes, and other permanent items. Further, our current and future provision for income taxes may be impacted by the recognition of valuation allowances in certain countries. We intend to maintain these allowances until it is more likely than not that the deferred tax assets will be realized.

Segment Results of Operations

Effective April 1, 2013, the Company changed its basis of presentation from two to four segments. For more information on this realignment, see Note 14. “Business Segments.” The following table presents sales and segment profit (loss) for each of the reportable segments for the three months ended March 31, 2012 and 2013:

	Three Months Ended March 31,
	2012	2013
Sales to external customers
North America	$388,135	$382,808
Europe	289,028	264,487
South America	33,852	45,402
Asia Pacific	54,249	54,860

Consolidated	$765,264	$747,557

Segment profit (loss)
North America	$38,005	$33,806
Europe	(3,870)	(6,053)
South America	(2,133)	(3,381)
Asia Pacific	206	3,392

Income before income taxes	$32,208	$27,764

Three Months Ended March 31, 2013 Compared with Three Months Ended March 31, 2012

North America. Sales for the three months ended March 31, 2013 decreased $5.3 million, or 1.4%, primarily due to a decrease in sales volume and customer price concessions. Segment profit for the three months ended March 31, 2013 decreased by $4.2 million, primarily due to decreased volumes, customer price concessions, higher staffing costs and expenses associated with vehicle launches, partially offset by the favorable impact of our lean savings.

Europe. Sales for the three months ended March 31, 2013 decreased $24.5 million, or 8.5%, primarily due to a decrease in sales volume and customer price concessions, partially offset by favorable foreign exchange of $1.7 million. Segment loss for the three months ended March 31, 2013 increased by $2.2 million, primarily due to decreased volumes, customer price concessions and higher staffing costs, partially offset by the favorable impact of our lean and restructuring savings.

South America. Sales for the three months ended March 31, 2013 increased $11.6 million, or 34.1%, primarily due to an increase in sales volume, partially offset by unfavorable foreign exchange of $5.8 million. Segment loss for the three months ended March 31, 2013 increased by $1.2 million, primarily due to higher staffing costs, partially offset by the favorable impact of our lean savings.

Asia Pacific. Even though sales were relatively flat for the three months ended March 31, 2013 compared to March 31, 2012 segment profit increased $3.2 million primarily as a result of the favorable impact of our lean savings.

Liquidity and Capital Resources

Short and Long-Term Liquidity Considerations and Risks

We intend to fund our ongoing capital and working capital requirements through a combination of cash flows from operations, cash on hand and borrowings under our Senior ABL Facility in addition to certain receivable factoring. We anticipate that funds generated by operations, cash on hand and funds available under our Senior ABL Facility will be sufficient to meet working capital requirements for the next 12 months. For additional information, see Note 5. “Debt” to the condensed consolidated financial statements.

Based on our current and anticipated levels of operations and the condition in our markets and industry, we believe that our cash on hand, cash flow from operations and availability under our Senior ABL Facility will enable us to meet our working capital, capital expenditures, debt service and other funding requirements for the foreseeable future. However, our ability to fund our working capital needs, debt payments and other obligations, and to comply with the financial covenants, including borrowing base limitations, under our Senior ABL Facility, as amended, depends on our future operating performance and cash flow and many factors outside of our control, including the costs of raw materials, the state of the overall automotive industry and financial and economic conditions and other factors. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all.

Cash Flows

Operating Activities. Net cash used in operations was $13.3 million for the three months ended March 31, 2013, which included $67.2 million of cash used that related to changes in operating assets and liabilities. The use of cash related to operating assets and liabilities was primarily a result of increased accounts receivables and inventories, partially offset by increased accounts payable and accrued liabilities. Net cash used in operations was $34.6 million for the three months ended March 31, 2012, which included $95.8 million of cash used that related to changes in operating assets and liabilities.

Investing Activities. Net cash used in investing activities was $31.9 million for the three months ended March 31, 2013, which consisted primarily of $34.3 million of capital spending, offset by a $2.1 million return on equity investments. Net cash used in investing activities was $26.6 million for the three months ended March 31, 2012, which consisted of $29.2 million of capital spending and final payment of $1.7 million related to the acquisition of Sigit S.p.A., offset by proceeds of $4.3 million for the sale of fixed assets. We anticipate that we will spend approximately $165 million on capital expenditures in 2013.

Financing Activities. Net cash used in financing activities totaled $11.5 million for the three months ended March 31, 2013, which consisted primarily of repurchase of common stock of $11.1 million, purchase of noncontrolling interest of $1.9 million, payments on long-term debt of $1.8 million and payment of cash dividends of $1.6 million, offset by an increase in short-term debt of $4.9 million. Net cash used in financing activities totaled $5.9 million for the three months ended March 31, 2012, which consisted primarily of repurchase of preferred stock of $4.9 million, payments on long-term debt of $1.8 million and payment of cash dividends of $1.6 million, offset by an increase in short-term debt of $2.4 million.

Non-GAAP Financial Measures

In evaluating our business, management considers EBITDA and Adjusted EBITDA as key indicators of our operating performance. Our management also uses EBITDA and Adjusted EBITDA:

•	because similar measures are utilized in the calculation of the financial covenants and ratios contained in our financing arrangements;

•	in developing our internal budgets and forecasts;

•	as a significant factor in evaluating our management for compensation purposes;

•	in evaluating potential acquisitions;

•	in comparing our current operating results with corresponding historical periods and with the operational performance of other companies in our industry; and

•

in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company.

In addition, we believe EBITDA and Adjusted EBITDA and similar measures are widely used by investors, securities analysts and other interested parties in evaluating our performance. We define Adjusted EBITDA as net income (loss) plus provision for income tax expense (benefit), interest expense, net of interest income, depreciation and amortization or EBITDA, as adjusted for items that management does not consider to be reflective of our core operating performance. These adjustments include restructuring costs, impairment charges, non-cash fair value adjustments, acquisition related costs and non-cash stock based compensation.

We calculate EBITDA and Adjusted EBITDA by adjusting net income (loss) to eliminate the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. EBITDA and Adjusted EBITDA are not financial measurements recognized under U.S. generally accepted accounting principles (“U.S. GAAP”), and when analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, nor as an alternative to cash flow from operating activities as a measure of our liquidity. EBITDA and Adjusted EBITDA have limitations as analytical tools, and they should not be considered in isolation or as substitutes for analysis of our results of operations as reported under U.S. GAAP. These limitations include:

•	they do not reflect our cash expenditures or future requirements for capital expenditure or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect interest expense or cash requirements necessary to service interest or principal payments under our Senior Notes and Senior ABL Facility;

•	they do not reflect certain tax payments that may represent a reduction in cash available to us;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including companies in our industry, may calculate these measures differently and, as the number of differences in the way companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

In addition, in evaluating Adjusted EBITDA, it should be noted that in the future we may incur expenses similar to the adjustments in the below presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable financial measure in accordance with U.S. GAAP:

	Three Months Ended March 31,
	2012	2013
	(dollar amounts in millions)
Net income attributable to Cooper-Standard Holdings Inc.	$23.8	$20.7
Provision for income tax expense	8.1	7.9
Interest expense, net of interest income	11.2	11.2
Depreciation and amortization	31.6	29.8

EBITDA	$74.7	$69.6
Restructuring (1)	6.1	4.8
Noncontrolling interest restructuring (2)	(0.3)	(0.7)
Stock-based compensation (3)	2.7	2.7
Other	—	0.3

Adjusted EBITDA	$83.2	$76.7

(1)	Includes non-cash restructuring.
(2)	Proportionate share of restructuring costs related to FMEA joint venture.
(3)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.

Recent Accounting Pronouncements

See Note 1 to the condensed consolidated financial statements included elsewhere in this Form 10-Q.